Exhibit 99.2

Summary

This summary highlights selected information contained elsewhere in this offering memorandum or incorporated herein by reference, but may not contain all information that may be important to you. We encourage you to read this entire offering memorandum and the documents incorporated herein by reference carefully, including “Risk factors” and the consolidated financial statements and other information contained elsewhere in this offering memorandum or incorporated herein by reference before making an investment decision.

Unless the context otherwise requires or as otherwise indicated, references in this offering memorandum to “we,” “our,” “us,” “Wolverine” and the “Company” refer to Wolverine World Wide, Inc. and its consolidated subsidiaries. References to “initial purchasers” refer to the firms listed on the cover page of this offering memorandum.

Our company

We are a leading designer, manufacturer and marketer of a broad range of quality casual footwear and apparel, performance outdoor and athletic footwear and apparel, children’s footwear, industrial work boots and apparel, and uniform shoes and boots. During the trailing four quarters ended June 18, 2016, we generated revenue and Adjusted EBITDA of $2,591.4 million and $300.9 million, respectively. For a reconciliation of Adjusted EBITDA to net earnings, see “—Summary historical consolidated financial information.”

Our products are marketed worldwide in approximately 200 countries and territories through owned operations in the United States, Canada, the United Kingdom and certain countries in continental Europe and Asia Pacific. In other regions (Latin America, portions of Europe and Asia Pacific, the Middle East and Africa), we rely on a network of third-party distributors, licensees and joint ventures. At June 18, 2016, we operated 356 retail stores in the United States and Canada and 54 consumer-direct websites.

During fiscal year 2015, 72.4%, 12.8%, 5.2% and 9.5% of our revenue was derived from sales in the United States, Europe, Middle East and Africa, Canada, and other foreign territories, respectively.

We source and market a broad range of footwear styles, including shoes, boots and sandals under many recognizable brand names, including Bates®, Cat®, Chaco®, Harley-Davidson®, Hush Puppies®, HyTest®, Keds®, Merrell®, Saucony®, Sebago®, Soft Style®, Sperry®, Stride Rite® and Wolverine®. We also market Merrell® and Wolverine® brand apparel and accessories and license some of our brands for use on non-footwear products, including Hush Puppies® apparel, eyewear, watches, socks, handbags and plush toys; Wolverine® eyewear and gloves; Keds® apparel; Saucony® apparel; Sperry® apparel; and Stride Rite® apparel. Cat® is a registered trademark of Caterpillar Inc. and Harley-Davidson® is a registered trademark of H-D U.S.A., LLC.

Our products generally feature contemporary styling with proprietary technologies designed to provide maximum comfort and performance. We believe that our primary competitive advantages are our diverse product offerings; well-recognized brand names, proprietary designs and comfort technologies; wide range of distribution channels and diversified manufacturing and sourcing base. We combine quality materials and skilled workmanship to produce footwear according to our specifications at both Company-owned and third-party manufacturing facilities. Our brands are sold at various price points targeting a wide range of consumers of casual, work, outdoor and athletic footwear and apparel.

During the first quarter of fiscal 2016, our current portfolio of brands was realigned into the following four operating segments, which we have determined to be reportable operating segments:

•                  Wolverine Outdoor & Lifestyle Group, consisting of Merrell® footwear and apparel, Cat® footwear, Hush Puppies® footwear and apparel, Chaco® footwear and Sebago® footwear and apparel;

•                  Wolverine Boston Group, consisting of Sperry® footwear and apparel, Saucony® footwear and apparel and Keds® footwear and apparel;

•                  Wolverine Heritage Group, consisting of Wolverine® footwear and apparel, Bates® uniform footwear, Harley-Davidson® footwear, and HyTest® safety footwear; and

•                  Wolverine Multi-Brand Group, consisting of Stride Rite® footwear and apparel and our multi-brand consumer-direct businesses.

We also report “Other” and “Corporate” categories. The Other category consists of our leather marketing operations and sourcing operations that include third-party commission revenues. The Corporate category consists of unallocated corporate expenses, including restructuring and impairment costs.

Our brands

Our operating segments and the current brands within each operating segment are described in more detail below.

Wolverine Outdoor & Lifestyle Group

Merrell®:  Merrell® footwear is designed to inspire and encourage participation in the outdoors. Known for quality, durability and comfort, Merrell® uses a variety of proprietary designs and technologies to create footwear with distinctive styling, performance and comfort features for use on the trail or in town. Merrell® footwear products offer a wide range of styles, from technical hiking and trail-inspired footwear to versatile lifestyle products for more casual outdoor adventures for men and women. Merrell® footwear products are sold primarily through outdoor specialty retailers, sporting goods chains, department stores, internet retailers, catalog retailers, as well as Merrell® stores and an eCommerce site. Merrell® apparel extends the Merrell® commitment to an active outdoor lifestyle with a versatile line of apparel built for the summit or the street. Merrell® apparel features stylized lifestyle silhouettes built with the technical, high performance, weather fighting materials that consumers expect from a premium outdoor brand. Merrell® also markets accessories for men and women, including packs, bags and luggage.

Cat® footwear:  Cat® footwear comes from a world of industry and action. We are the exclusive global footwear licensee of Caterpillar Inc., and for over two decades, Cat® footwear has been designing and engineering quality footwear that lives up to the hard-working reputation of the Caterpillar® brand. Cat® footwear originally created a small collection of rugged work boots designed to provide workers with comfort and durability that met the challenges of the worksite. Today, Cat® footwear offers a wide range of footwear, including work boots, casual shoes and women’s fashion product—sold through a global distribution network. Cat®, Caterpillar®, Built For It® and “Caterpillar Yellow” are registered trademarks of Caterpillar Inc.

Hush Puppies®:  In 1958, Hush Puppies® introduced the world to shoes with casual style and an easygoing attitude made to relax in. The desire to create customers’ “favorite pair of shoes” remains the measurement of success for Hush Puppies®. Inspired by its beloved basset hound icon, Hush Puppies® is easygoing and fun. Built-in comfort and fit features and proprietary technologies have made Hush Puppies® a brand well known for comfort. In addition to a wholesale and licensed footwear business, the Hush Puppies® brand is licensed to third parties engaged in the manufacturing, marketing and distribution of apparel, handbags, eyewear, socks, watches and plush toys sold around the world.

Chaco®:  The Chaco® footwear line focuses primarily on performance sandals and closed-toe products for the outdoor enthusiast, including the Chaco® proprietary LUVSEAT® footbed for premium comfort. The brand’s products are distributed primarily through leading outdoor and footwear specialty retailers, as well as the Chaco® eCommerce site. Chaco® also features MyChacos® custom designs for sandals.

Sebago®:  Established in 1946, Sebago® shares its New England heritage and tradition with those who inspire to make the journey with them. Sebago® creates timeless, handcrafted dress and casual products from quality materials, all with a sense of purpose and style. The original, hand sewn Classic penny loafer and Sebago Docksides® boat shoe remain unchanged since first crafted by Sebago® decades ago. While embracing its heritage, Sebago® has a true passion for taking the best of the past and evolving with today’s consumer in mind. Along with authentic classics, the brand also offers new, modern footwear silhouettes and apparel and accessories.

Wolverine Boston Group

Sperry®:  Sperry® is a leading global nautical performance and lifestyle brand offering footwear, apparel and accessories to a broad range of consumers. The brand has been an American favorite since 1935 with the introduction of the industry’s first boat shoe. Today, Sperry® remains the leader in the boat shoe category, but has also expanded its business into casuals, dress casuals, wet weather, boots and vulcanized product categories. Sperry® has evolved into a well-balanced, multi-category (footwear, apparel and accessories) and year-round lifestyle brand for men and women. Sperry® also offers sport-specific and athlete-tested performance footwear solutions for sailors, boaters, anglers and multi-water sports enthusiasts. The Advanced Water Technologies® product collection featuring ASV® (Anti-Shock and Vibration), GripX3 Technology® and SON-R Technology® has allowed Sperry® to reinforce its position as an innovation leader in these categories. The brand is primarily distributed through leading premium and better lifestyle retailers, as well as through Company-owned specialty retail stores and website.

Saucony®:  Saucony® is a leading performance running brand with roots dating back to 1898. Saucony® targets both elite and casual runners through award winning design, innovation and performance technology. The brand is focused on meeting the biomechanical needs of runners while maximizing comfort and protection, bringing to market innovations such as: EVERUN™, a cushioning technology system; PowerGrid™ and PWRGRID+™ midsole technologies; Sauc-Fit®, ComfortLite Sock Liner™, HydraMAX™ and ISO-Fit™ upper technologies; and iBR+™ and

XT-900™ outsole material innovations. Saucony® offers five categories of footwear products—technical, natural motion, race, trail and lifestyle “Originals”. Saucony® also offers the Total Run System™, a complete line of performance running apparel. Through the Find Your Strong™ brand platform, Saucony® is strengthening connections with consumers and elevating the positioning of the brand. The brand’s products are distributed primarily through leading run specialty, sporting goods retailers, as well as Saucony® stores and an eCommerce site.

Keds®:  Keds® is an authentic casual lifestyle brand with a foundation in canvas footwear. This iconic American brand was founded in 1916 with the introduction of the Champion® sneaker. The simple and chic design ignited a style revolution, from fashion icons to the girl next door. Today, Keds® is fueled by a passion for imagination, inspiring a new generation of girls to stay authentic, optimistic and brave. The brand targets teen girl consumers through an extensive collection of Champion® originals, as well as a wide assortment of fashion sneakers and slip-ons. The brand’s product architecture consists of both core offerings and seasonal iterations featuring updated prints, patterns, materials and constructions.

Wolverine Heritage Group

Wolverine®:  The Wolverine® brand offers high-quality boots and shoes that incorporate innovative technologies to deliver comfort and durability. The Wolverine® brand, in existence since 1883, markets footwear in three categories: (i) work and industrial; (ii) rugged outdoor for hunting; and (iii) lifestyle and heritage. The development of DuraShocks®, MultiShox®, Wolverine Fusion® and Wolverine Compressor™ technologies, as well as the development of the Contour Welt® line, allows the Wolverine® brand to offer a broad line of footwear with a focus on comfort. The Wolverine® work product line targets industrial workers and focuses on work boots and shoes with protective features such as toe caps, metatarsal guards and electrical hazard protection. The Wolverine® rugged outdoor product lines incorporate DuraShocks®, Wolverine iCS® and other technologies and comfort features into products designed outdoor sport use and to meet the needs of hunters, fishermen and other active outdoor sports enthusiasts. The brand’s lifestyle and heritage line targets consumers that have active lifestyles. The brand also markets a line of work and rugged casual Wolverine® brand apparel, and licenses its Wolverine® brand for use on eyewear, gloves and socks.

Bates®:  The Bates® brand is a leader in supplying footwear to military and civilian uniform wearers. Bates® utilizes DuraShocks®, Bates Endurance Performance System and other proprietary comfort technologies in the design of its footwear. Bates® supplies military footwear to the U.S. Department of Defense and the military branches of several foreign countries. Civilian uniform users include police officers, security and emergency medical services workers, and others in light industrial occupations. Bates® products are distributed through sporting goods chains, department stores, uniform specialty retailers and catalog retailers.

Harley-Davidson® footwear:  Pursuant to a license arrangement with the Harley-Davidson Motor Company, Inc., the Company has footwear marketing and distribution rights for Harley-Davidson® branded footwear. Harley-Davidson® branded footwear products include motorcycle, casual, fashion, work and western footwear for men, women and children. Harley-Davidson® footwear is sold globally through a network of independent Harley-Davidson® dealerships and other retail outlets. Harley-Davidson® is a registered trademark of H-D U.S.A., LLC.

HyTest® safety footwear:  The HyTest® product line consists of high-quality work boots and shoes that incorporate various specialty safety features designed to protect against hazards of the workplace, including steel toe, composite toe, metatarsal guards, electrical hazard protection, static dissipating and conductive footwear. HyTest® footwear is distributed primarily through a network of independently-owned Shoemobile® mobile truck retail outlets providing direct sales of our occupational and work footwear brands to workers at industrial facilities and also through direct sales arrangements with large industrial customers.

Wolverine Multi-Brand Group

Stride Rite®:  With a history dating back to 1919, Stride Rite® is an industry leader in children’s footwear. Stride Rite® is focused on delivering the best possible footwear across a range of categories for children under nine years of age. All Stride Rite® products benefit from nearly a century of in-depth knowledge and understanding of how children walk and grow. Every new material and component is rigorously tested to ensure safety, proper fit and durability for children. Stride Rite® sells product under its own namesake brand, as well as children’s footwear offerings from Saucony®, Sperry®, Keds®, Merrell® and select other footwear brands, through a network of Company-owned mall-based specialty retail stores and a consumer-direct website. Stride Rite® also distributes children’s footwear through better department stores, independent retailers, sporting goods chains, mall specialty retailers, internet retailers and national family footwear stores.

Multi-brand consumer-direct:  The multi-brand consumer-direct division includes brick and mortar and eCommerce operations that sell and distribute footwear and apparel from the Company’s brand portfolio and other brands.

Other

Wolverine Leathers Division:  The Wolverine Leathers Division markets pigskin leather for use primarily in the footwear industry. We believe pigskin leather offers superior performance and other advantages over cowhide leather. Our waterproof and stain resistant leathers are featured in some of our footwear lines and also sold to external footwear brands.

Our primary competitive advantages

Diverse product offering:  Our brand portfolio comprises 13 dynamic lifestyle brands that are well-recognized on a global scale. Our portfolio offers a broad spectrum of products that are sold at various price points targeting a wide range of consumers of casual, work, outdoor and athletic footwear and apparel. Our product diversity enables us to offer footwear and apparel for a broad array of consumers in many different countries, which we believe provides a competitive advantage by insulating us against any single fashion, economic or geographic risk.

Well-recognized brand names, proprietary designs and comfort technologies:  We hold a significant portfolio of registered and common law trademarks that identify our branded products and technologies. Our owned trademarks include, among others, Wolverine®, Bates®, Chaco®, Merrell®, Sperry®, Saucony®, Stride Rite® and Keds®. We also have footwear marketing and distribution rights under the Cat® and Harley-Davidson® trademarks pursuant to license arrangements with the respective trademark owners. Additionally, we hold many design and utility patents, copyrights and various other proprietary rights. We believe that consumers identify our products by our trademarks and that these trademarks are valuable assets.

Wide range of distribution channels:  Our products are marketed worldwide in approximately 200 countries and territories through owned operations in the United States, Canada, the

United Kingdom and certain countries in continental Europe and Asia Pacific. In other regions (Latin America, portions of Europe and Asia Pacific, the Middle East and Africa), we rely on a network of third party distributors, licensees and joint ventures. License and distribution arrangements enable us to generate sales in other markets without the capital commitment.

We service a wide range of customers, including department stores, national chains, catalog retailers, specialty retailers, mass merchants and internet retailers, and government and municipalities. A broad distribution base insulates us from dependence on any one customer. No single customer accounted for more than 10% of our revenue in fiscal 2015.

Diversified manufacturing and sourcing base:  A substantial majority of the units sourced or manufactured by us are procured from third parties, with the remainder of the manufacturing produced at a Company-owned facility. Our third-party sourcing strategy allows us to (i) benefit from lower manufacturing costs and state-of-the-art manufacturing facilities; (ii) source high quality raw materials from around the world; and (iii) avoid capital expenditures necessary for additional owned factories. We believe that our global manufacturing strategy provides the flexibility to properly balance the need for timely shipments, high quality products and competitive pricing.

Key business strategies

Diversified global business model:  Our business model—built on a diversified portfolio of powerful brands, extensive global reach and a history as strong operators—is designed to generate consistent earnings regardless of the challenges presented by a fast-changing global and consumer landscape. We continue to seek opportunities to diversify our product offerings, distribution channels, manufacturing and sourcing base, and geographic reach.

Leverage central services to enable brands to focus on product, marketing, and sales:  We leverage common systems, platforms and best practices to provide a competitive advantage to our brands, allowing them to focus on product creation, marketing and enriching the lives of their consumers.

Deliver innovative products that surpass consumers’ expectations:  We believe product innovation is the key to success and growth. We have a track record of delivering innovative products, such as Saucony® EVERUN™ and Merrell® Moab FST, to the marketplace and plan to continue to focus on product innovation.

Deepen consumer connections through investments in consumer insights and marketing initiatives:  We are focused on driving the global growth of our brands through a consumer-centric approach to product innovation and demand creation. Our investments have been focused on consumer research, trend and advanced concepts, and we have quickly added new talent to our consumer insights team, along with our brand, product and marketing teams.

Strengthen digital, eCommerce and mobile executions to deliver superior omni-channel experiences to consumers:  Our increased investment in omni-channel initiatives, especially in mobile, helped us drive global fiscal 2015 eCommerce revenue growth of approximately 20%. We plan to continue to focus on digital marketing and eCommerce initiatives, which we believe enable our brands to introduce themselves to new consumers and make deeper connections with existing customers around the world.

Build on our extensive global distribution footprint:  We believe that our strong operating platform combined with our extensive global distribution footprint is a key competitive advantage. As part of the Company’s growth strategy, we seek to enhance the positioning of our brands by introducing them into new markets.

Capitalize on global lifestyle opportunities of our largest brands:  We believe that many of our brands have significant global lifestyle opportunities and the continued expansion beyond footwear is a critical strategic initiative for the Company. To accelerate our global apparel and accessories initiatives, we have centralized all of our brand apparel and accessory teams under a new seasoned leader to better coordinate our efforts and capitalize on the lifestyle opportunities of our brands.

Continue to build one of the best team and talent pipelines in the industry:  We have made key personnel additions in strategically important areas, including consumer insights and marketing, digital, and apparel and accessories, as we continue to build what we believe is one of the best team and talent pipelines in the industry.

Recent developments

Exit of Cushe business:  In the second quarter of 2015, we decided to wind-down our operations of the Cushe® brand.

Store closures:  In 2014, we made the strategic decision to close under-performing stores to lower costs and improve our profitability. Over the course of 2014 and 2015, we closed 104 stores. We currently plan to close up to another 100 stores in 2016.

Investments in consumer insights and innovation hub:  In 2016, we continued to focus on driving the global growth of our brands by investing in consumer research, trend and advanced concepts and we added new talent to our consumer insights team. Construction has begun on the Company’s first consumer and innovation hub, located at our global headquarters. The innovation hub, which is scheduled to open later in 2016, is expected to serve as a catalyst for innovation and as a resource for our brands.

Improvements in operating margin by 2018:  In July 2016, we announced a comprehensive strategy to deliver improvements in our operating margin by the end of 2018. We expect supply chain improvements to contribute significantly to this targeted operating margin expansion as we begin to fully leverage factory rationalization, more efficient logistics and distribution strategies, and lower product costs. Our global operation group has been working on this initiative for some time.

Additionally, we continue to review our portfolio and evaluate strategic alternatives for underperforming brands and businesses. This effort should enable us to improve profitability and put more resources and energy behind high-margin brand opportunities. We also expect to realize operating margin expansion by optimizing our direct-to-consumer business, growing our high operating margin e-commerce business through sustained investment and addressing underperforming stores. Finally, we believe there is additional opportunity for margin improvements by exercising more discipline over operating expenses and better leveraging our global infrastructure.

Segment Realignment:  During the first quarter of fiscal 2016, our portfolio of brands was realigned into the following four operating segments, which we have determined to be reportable operating segments: Wolverine Outdoor & Lifestyle Group, Wolverine Boston Group, Wolverine Heritage Group and Wolverine Multi-Brand Group. On August 16, 2016, we filed a Current Report on Form 8-K to revise certain portions of our Annual Report on Form 10-K for the year ended January 2, 2016 to reflect the realignment of our reportable segments. See “Available information and incorporation by reference.”

Share Repurchase Program.  On August 16, 2016, we announced the adoption of a new $300 million share repurchase program, which replaces our existing 2014 share repurchase program.

The transactions

New credit agreement

Concurrently with the Redemption (as defined below), we expect to enter into an amendment to our senior credit facility to, among other things, provide for $150.0 million of incremental term loans and $100.0 million of incremental revolving loans (such credit facility, prior to such amendment, the “existing senior credit facility” and, following such amendment, the “amended senior credit facility”). See “Description of other indebtedness.” This amendment is anticipated to be effective only upon completion of the Redemption (as defined under “—Existing notes redemption”, below).

In the event we do not enter into the amended senior credit facility, our existing senior credit facility will remain in place as currently in effect.

Because the Redemption is conditional upon the availability of funds from the new incremental term facility that would be part of the amended senior credit facility, if the amendment is not consummated we could decide not to conduct the Redemption, in which case the net proceeds of this offering would be applied at our discretion for general corporate purposes.

Existing notes redemption

On August 16, 2016, we delivered a notice of redemption with respect to all of our outstanding 6.125% Senior Notes due 2020 (the “Existing Notes”), specifying a redemption price equal to 100% of the principal amount of the Existing Notes, plus the Applicable Premium (as defined in the indenture governing the Existing Notes), plus accrued and unpaid interest to the redemption date. The Redemption of the Existing Notes (the “Redemption”), which is conditioned upon the Company’s ability to pay the redemption price with funds borrowed under the new incremental term loans and the net proceeds of this notes offering, is expected to occur on or around September 15, 2016. We intend to use the net proceeds of this offering, together with borrowings under our senior credit facility and cash on hand, to fund the Redemption and pay related fees and expenses, including fees and expenses related to the amendment of our senior credit facility. See “Use of proceeds.”

In this offering memorandum, we collectively refer to (i) the Redemption, (ii) the amendment of our senior credit facility and the borrowing of funds thereunder to fund a portion of the Redemption and (iii) this offering of the notes and the use of proceeds therefrom as described under “Use of proceeds”, and the payment of any related fees and expenses, as the “Transactions.”

Wolverine World Wide, Inc., publicly traded on The New York Stock Exchange under the ticker symbol “WWW,” is a Delaware corporation and the successor of a Michigan corporation of the same name organized in 1906, which, in turn, was the successor of a footwear business established in Grand Rapids, Michigan in 1883.

Our principal executive offices are located at 9341 Courtland Drive N.E., Rockford, Michigan 49351 and our telephone number at that address is (616) 866-5500. Our website is located at http://www.wolverineworldwide.com. Our website and the information contained on, or accessible through, our website is not part of this offering memorandum, and you should rely only on the information contained in this offering memorandum or incorporated herein by reference when making a decision as to whether to invest in the notes.

Summary historical consolidated financial information

The following tables present summary historical consolidated financial information for the periods and as of the dates indicated. The summary historical consolidated financial information for fiscal years 2015, 2014 and 2013 is derived from, and qualified by reference to, our audited consolidated financial statements incorporated by reference in this offering memorandum. The summary historical consolidated financial information for the 24 weeks ended June 18, 2016 and June 20, 2015 is derived from, and qualified by reference to, our unaudited consolidated financial statements incorporated by reference in this offering memorandum. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial statements in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future period.

We have derived the summary historical consolidated financial information for the trailing four quarters ended June 18, 2016 by combining the applicable financial data from our unaudited consolidated financial statements for the 24 weeks ended June 18, 2016 with the applicable financial data from our audited consolidated financial statements for the fiscal year ended January 2, 2016, less the applicable financial data from our unaudited consolidated financial statements for the 24 weeks ended June 20, 2015.

The summary historical financial information set forth in the following tables should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s discussion and analysis of financial condition and results of operations” (see Exhibit 99.1 to our Current Report on Form 8-K filed on August 16, 2016 with respect to the fiscal year ended January 2, 2016, which reflects the realignment of our operating segments, and Part I, Item 2 of our Quarterly Report on Form 10-Q for the 12-week period ended June 18, 2016), each incorporated by reference in this offering memorandum.

	Fiscal year			24 weeks ended		Trailing four quarters ended
(Dollars in millions)	2015	2014	2013	June 18, 2016	June 20, 2015	June 18, 2016
				(unaudited)		(unaudited)

Statement of operations data:
Revenue	$2,691.6	$2,761.1	$2,691.1	$1,161.3	$1,261.5	$2,591.4
Cost of goods sold	1,636.9	1,673.8	1,619.0	702.0	753.7	1,585.2
Restructuring costs(1)	3.0	1.0	7.6	3.9	—	6.9
Gross profit	1,051.7	1,086.3	1,064.5	455.4	507.8	999.3
Selling, general and administrative expenses	816.0	815.2	830.0	367.1	393.9	789.2
Acquisition-related integration costs(2)	—	15.2	41.5	—	—	—
Restructuring and impairment costs(1)	34.6	26.0	0.7	12.5	2.7	44.4
Operating profit	201.1	229.9	192.3	75.8	111.2	165.7
Interest expense, net	38.2	45.4	52.0	16.3	18.5	36.0
Debt extinguishment costs(3)	1.6	1.3	13.1	—	—	1.6
Other expense (income), net(4)	(3.3)	1.7	(0.5)	1.0	0.8	(3.1)
Earnings before income taxes	164.6	181.5	127.7	58.5	91.9	131.2
Income tax expense	41.4	47.6	26.7	16.8	26.6	31.6
Net earnings	123.2	133.9	101.0	41.7	65.3	99.6
Less: net earnings (loss) attributable to non-controlling interest(5)	0.4	0.8	0.6	0.3	(0.1)	0.8
Net earnings attributable to Wolverine World Wide, Inc.	$122.8	$133.1	$100.4	$41.4	$65.4	$98.8

	Fiscal year			24 weeks ended		Trailing four quarters ended
(Dollars in millions)	2015	2014	2013	June 18, 2016	June 20, 2015	June 18, 2016
				(unaudited)		(unaudited)
Balance sheet data (at period end):
Cash and cash equivalents	$194.1	$223.8	$214.2	$221.7	$220.7
Total assets	2,434.6	2,491.3	2,604.4	2,453.5	2,543.0
Total debt(6)	809.8	887.6	1,132.2	808.0	821.5
Total liabilities	1,464.7	1,553.3	1,763.0	1,451.5	1,544.2
Total stockholders’ equity	969.7	938.0	841.4	1,002.0	998.8
Working capital(7)	660.5	701.5	788.7	689.5	717.0
Statement of cash flows data:
Net cash provided by operating activities	215.5	314.6	202.3	72.8	94.9	193.4
Net cash used in investing activities	(50.0)	(34.8)	(44.7)	(26.0)	(12.6)	(63.4)
Net cash used in financing activities	(187.3)	(270.4)	(112.8)	(21.3)	(81.1)	(127.5)
Other financial data:
Depreciation and amortization	48.7	53.3	56.2	20.3	21.7	47.3
Capital expenditures	(46.4)	(30.0)	(41.7)	(28.2)	(15.8)	(58.8)
EBITDA(8)	251.5	280.2	235.9	95.1	132.1	214.5
Adjusted EBITDA(8)	$334.5	$341.4	$346.5	$128.5	$162.1	$300.9
Ratio of total debt to Adjusted EBITDA						2.7x
Ratio of Adjusted EBITDA to interest expense(9)						8.2x

(1) On July 9, 2014, our board of directors approved a realignment of our consumer-direct operations (the “2014 Plan”). As a part of the 2014 Plan, we closed retail stores, consolidated certain consumer-direct support functions and implemented certain other organizational changes. We completed the 2014 Plan during the first quarter of fiscal 2016. The cumulative costs incurred were $49.5 million, with $6.5 million recorded in the restructuring costs line item as a component of cost of goods sold, and $43.0 million recorded in the restructuring and impairment costs line item as a component of operating expenses. We expect that the remaining restructuring reserves will be settled during the remainder of fiscal 2016. Additional information pertaining to restructuring related expenses can be found in our audited and interim financial statements and related notes incorporated by reference in this offering memorandum.

On October 4, 2013, our board of directors approved a plan to restructure our Dominican Republic manufacturing operations in a manner intended to lower our cost of goods sold (the “2013 Plan”). During the fourth quarter of fiscal 2013, we sold a manufacturing facility in the Dominican Republic and closed a second manufacturing facility. We no longer maintain any company-owned manufacturing operations in the Dominican Republic. We completed the 2013 Plan during fiscal 2015, with cumulative costs incurred of $8.6 million. Restructuring and impairment costs also include other restructuring activities related to certain organizational changes, the wind-down of the Cushe brand, impairment of the Stride-Rite indefinite-lived tradename, costs associated with our international operations and impairments of consumer-direct store assets. Additional information pertaining to restructuring and impairment related expenses can be found in our audited and interim financial statements and related notes incorporated by reference in this offering memorandum.

(2) On October 9, 2012, we acquired all of the outstanding equity interests as well as other certain assets comprising the Performance+Lifestyle Group business (“PLG”) of Collective Brands, Inc. For fiscal 2014, we incurred $15.2 million of acquisition-related integration costs, which included other purchased services ($1.1 million), compensation expenses ($3.9 million) and other integration costs ($10.2 million). For fiscal 2013, we incurred $41.5 million of acquisition-related integration costs, which included compensation expenses ($26.2 million), other purchased services ($10.6 million), amortization expense related to short-lived intangible assets ($2.4 million) and professional and legal fees ($2.3 million).

(3) We incurred $1.6 million of debt extinguishment costs during the third quarter of fiscal 2015 in connection with the refinancing of our debt. We incurred $1.3 million of debt extinguishment costs during the fourth quarter of fiscal 2014 due to accelerating the amortization of capitalized deferred financing fees in relation to debt repayments. We incurred $13.1 million of debt extinguishment costs during the fourth quarter of fiscal 2013 in connection with the refinancing of our debt. These costs represent a write-off of previously capitalized deferred financing fees.

(4) Includes $1.4 million, $0.1 million, $0.8 million and $0.7 million of fees paid to a financial institution pursuant to a receivables sale agreement during fiscal 2015, fiscal 2014, the 24 weeks ended June 18, 2016 and the 24 weeks ended June 2015, respectively. Under this receivables sale agreement, we sell selected trade accounts receivable on a recurring, nonrecourse basis, and up to $200.0 million of accounts receivable may be sold and remain outstanding at any point in time. Additional information pertaining to our receivables sale agreement can be found in our audited and interim financial statements and related notes incorporated by reference in this offering memorandum.

(5) Represents noncontrolling interest income (loss) in joint ventures majority owned by Wolverine.

(6) Amounts shown are net of deferred financing fees.

(7) Working capital is defined as total current assets minus total current liabilities.

(8) EBITDA, a measure used by management to evaluate operating performance, is defined as net earnings plus (i) interest expense, net, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude noncash items, unusual items and other items. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency with respect to our results of operations. EBITDA and Adjusted EBITDA are used by our management, including our chief operating decision maker, to perform such evaluations. In addition, the credit agreement governing our senior credit facility contains, and the indenture that will govern the notes offered hereby will contain, debt incurrence ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the debt incurrence ratios contained in the indenture that will govern the notes offered hereby and the credit agreement governing our senior credit facility would prohibit us from being able to incur additional indebtedness other than pursuant to specified exemptions. See “Description of other indebtedness” and “Description of notes.” EBITDA and Adjusted EBITDA items should not be considered in isolation or as a substitute for net earnings or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe Adjusted EBITDA also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA measures when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA and Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                  these measures do not reflect changes in, or cash requirements for, our working capital needs;

•                  these measures do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•                  these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•                  other companies may calculate these EBITDA measures differently so they may not be comparable.

Set forth below is a reconciliation of net earnings to EBITDA and Adjusted EBITDA.

	Fiscal year			24 weeks ended		Trailing four quarters ended
(Dollars in millions)	2015	2014	2013	June 18, 2016	June 20, 2015	June 18 2016
				(unaudited)		(unaudited)
Net earnings	$123.2	$133.9	$101.0	$41.7	$65.3	$99.6
Interest expense, net	38.2	45.4	52.0	16.3	18.5	36.0
Income tax expense	41.4	47.6	26.7	16.8	26.6	31.6
Depreciation and amortization	48.7	53.3	56.2	20.3	21.7	47.3
EBITDA	251.5	280.2	235.9	95.1	132.1	214.5
Pension expense(a)	27.9	11.9	37.3	4.8	12.9	19.8
Stock-based compensation expense(b)	18.7	25.1	28.2	11.5	14.1	16.1
Restructuring and impairment costs(c)	37.6	27.0	8.3	16.4	2.7	51.3
Debt extinguishment costs(d)	1.6	1.3	13.1	—	—	1.6
Acquisition-related costs(e)	—	—	29.3	—	—	—
Other(f)	(2.8)	(4.1)	(5.6)	0.7	0.3	(2.4)
Adjusted EBITDA	$334.5	$341.4	$346.5	$128.5	$162.1	$300.9

(a) We have three non-contributory, defined benefit pension plans that provide benefits to less than half of our domestic employees. Our principal defined benefit pension plan provides benefits based on the employee’s years of service and final average earnings (as defined in the plan). Effective January 1, 2013, we closed this plan to new participants. Our second plan provides benefits at a fixed rate per year of service for certain employees under a collective bargaining arrangement. Our third non-contributory defined benefit pension plan, which no longer accrues future benefits, covers certain eligible PLG associates. Prior to the freezing of that plan, eligible PLG participants accrued pension benefits at a fixed unit rate based on the participant’s service and/or compensation.

We have a Supplemental Executive Retirement Plan (the “SERP”) for certain current and former employees that entitles a participating employee to receive payments from us following retirement based on the employee’s years of service and final average earnings (as defined in the SERP). Under the SERP, the employees can elect early retirement with a corresponding reduction in benefits. We also have individual deferred compensation agreements with certain former employees that entitle those employees to receive payments from the Company for a period of time that generally extends 15 to 18 years following retirement. We maintain life insurance policies that are intended to partially fund deferred compensation benefits under the SERP and deferred compensation agreements.

We have two defined contribution 401(k) plans covering substantially all domestic employees that provide for Company contributions based on earnings. We also have certain defined contribution plans at foreign subsidiaries.

Additional information pertaining to pension expense can be found in our audited and interim financial statements and related notes incorporated by reference in this offering memorandum.

(b) Consists of our stock-based compensation expense. Additional information pertaining to stock-based compensation expense can be found in our audited and interim financial statements and related notes incorporated by reference in this offering memorandum.

(c) See note (1) above.

(d) See note (3) above.

(e) Consists of acquisition and integration costs related to the October 2012 acquisition of PLG that were incurred within one year following such acquisition. Costs include professional and legal fees, taxes paid on behalf of the seller, retention bonus expense and other one-time costs.

(f) Other adjustments include items such as fees related to the accounts receivable financing facility, non-recurring charges or income not included in restructuring and impairment costs and non-voluntary pension contributions.

(9) Interest expense for the trailing four quarters ended June 18, 2016 was $36.6 million.